Exhibit 99.1


NEWS RELEASE                            For further information, please contact:
                                        Mr. Mark W. Joslin
                                        CFO and Treasurer





             LAWTER INTERNATIONAL AND THE ESTATE OF DANIEL J. TERRA
                             COMPLETE STOCK BUYBACK


        Kenosha, Wisconsin, April 1, 1998 -- Lawter International, Inc. (NYSE:
LAW) announced today that it has completed the repurchase of the entire holdings of the Estate of Daniel J. Terra in Lawter Common Stock according to the terms and conditi ons previously announced on March 19, 1998. The 11,503,130 shares, representing approximately 25.4% of Lawter's outstanding Common Stock, were purchased for $11.375 per share, for a total purchase price of $130,848,104, funded by the Company through borrowings of $100,000,000 and cash on hand. The borrowings were provided by The Prudential Insurance Company of America under an existing shelf agreement with the Company, pursuant to which the Company issued and sold $100,000,000 of its 6.91% Ser ies B Senior Notes due 2010.
Lawter is a specialty chemical company, with 20 facilities in 15 countries throughout the world. It is a major manufacturer and distributor of printing ink vehicles, wax compounds and powders, and synthetic and hydrocarbon resins to the graphic arts industry. Lawter also serves the industrial coatings, adhesives and rubber industries.